Crossroads Capital, Inc. 8-K

Exhibit 3.2

CERTIFICATE OF TRUST

THIS IS TO CERTIFY THAT:

The undersigned trustees hereby form a statutory trust pursuant to the laws of the State of Maryland.

1. Trust Name. The name of the statutory trust is Crossroads Liquidating Trust.

2. Resident Agent. The name and address of the Resident Agent of the Trust are The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, MD 21201.

3. Principal Office. The address of the Principal Office of the Trust in the state of Maryland is: c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, MD 21201.

4. Governance. The Trust shall be governed by that certain Liquidating Trust Agreement dated as of June 23, 2017 by and among Crossroads Capital, Inc., and Andrew Dakos, Phillip Goldstein and Gerald Hellerman, as Trustees, as may be amended from time to time.

The undersigned, being the trustees of the Trust, acknowledges under the penalties for perjury that, to the best of his knowledge and belief, the facts stated herein are true.

IN WITNESS WHEREOF, the undersigned trustees have signed this Certificate of Trust as of this 23rd day of June, 2017.

TRUSTEES

By:	/s/ Andrew Dakos
Andrew Dakos

By:	/s/ Phillip Goldstein
Phillip Goldstein

By:	/s/ Gerald Hellerman
Gerald Hellerman

I hereby consent to my designation as Resident Agent for:

CROSSROADS LIQUIDATING TRUST

THE CORPORATION TRUST INCORPORATED

By:	/s/ James M. Haplin
Name:	James M. Haplin
Title:	Assistant Secretary